Exhibit 99.1

The Hanover Reports First Quarter Net Income of $1.22 per Diluted Share;

Operating Income(1) of $1.05 per Diluted Share;

Combined Ratio of 98.3% including Catastrophe Impact of 5.0 points

WORCESTER, Mass., April 29, 2014 - The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $54.6 million, or $1.22 per diluted share, for the first quarter of 2014, compared to net income of $66.2 million, or $1.46 per diluted share, in the first quarter of 2013. Operating income was $47.0 million, or $1.05 per diluted share, in the first quarter of 2014, compared to operating income of $59.9 million, or $1.32 per diluted share, in the first quarter of last year.

First Quarter Highlights

•	Combined ratio of 98.3%

•	Combined ratio, excluding catastrophes, of 93.3%(2)

•	Operating income, before taxes, excluding catastrophes, increased by 15% to $142.9 million(3)

•	Net premiums written of $1.2 billion, up 8.9%, driven by growth in Chaucer and Commercial Lines

•	Strong price increases in Commercial and Personal Lines continued in the first quarter

•	Net investment income of $67.0 million

•	Book value per share of $61.24, up 3.0% from December 31, 2013

In millions, except per share amounts	Three months ended March 31
	2014	2013
Net premiums written	$1,172.3	$1,076.7
Operating income	47.0	59.9
per diluted share	1.05	1.32
Net income	54.6	66.2
per diluted share	1.22	1.46
Net investment income	67.0	67.3
Book value per share	$61.24	$59.58
Ending shares outstanding	43.8	44.0
Combined ratio	98.3%	96.1%
Combined ratio, excluding catastrophes(2)	93.3%	94.1%

“Our first quarter operating income per share of $1.05 was strong, and we are on track to deliver improved underlying profitability in 2014,” said Frederick H. Eppinger, president and chief executive officer at The Hanover. “Despite the impact of extreme winter weather conditions early in the quarter, including prolonged sub-freezing temperatures and heavy snowfall in some areas, our underlying margins grew in line with expectations. Our performance reflects the progress we continue to make across our organization, as we strengthen our overall financial position and competitive standing in the marketplace, setting the stage for future earnings growth.

“The confidence we have in our ability to deliver sustained earnings accretion is based largely on the underwriting margin expansion we are generating across our book and the solid growth potential within our franchise, in particular in Commercial Lines,” he said. “In fact, first quarter operating income, before taxes, excluding catastrophes, increased by 15 percent over the first quarter of last year. Chaucer once again demonstrated the strength of its underwriting capabilities, making another strong earnings contribution. Overall, we grew net premiums written by 9 percent, while continuing to achieve pricing increases in Core Commercial and Personal Lines, at 8 percent and 7 percent, respectively.”

Eppinger also noted that the company generated an annualized operating ROE of 8%, and increased book value by 3% to $61.24 per share. “The momentum we have established gives us continued confidence as we advance towards increased shareholder returns,” he said.

Operating Highlights

Commercial Lines

Commercial Lines operating income before taxes was $16.1 million this quarter, compared to $33.0 million in the prior-year quarter. The Commercial Lines combined ratio was 104.0% in the current quarter, compared to 100.5% in the first quarter of 2013. Catastrophe losses were $40.2 million, or 7.8 points of the current quarter combined ratio, compared to $7.4 million, or 1.6 points, in the prior-year quarter. Catastrophe losses in the current quarter stemmed from prolonged low temperatures and heavy snowfalls over a wide geographic area in January and February, which resulted in roof collapses, freezes and other severe winter-related loss events. There was no material impact from prior-year reserve development in the current or prior-year periods.

Commercial Lines current accident year combined ratio, excluding catastrophe losses(4), improved by almost 3 points to 96.1% in the current quarter, compared to 98.9% in the prior-year quarter. The improvement is attributed to a more favorable loss experience due to rate and underwriting actions, as well as a lower expense ratio.

Net premiums written were $539.3 million in the current quarter, up 11.5% from the prior-year quarter, driven by growth in both Core Commercial and Specialty lines, including continued renewal price gains and increased new business.

The following table summarizes premiums and the components of the combined ratio for Commercial Lines:

$ in millions	Three months ended March 31
	2014	2013
Net premiums written	$539.3	$483.6
Net premiums earned	512.7	476.6
Operating income before taxes	16.1	33.0
Loss and LAE ratio	67.2%	62.5%
Expense ratio(5)	36.8%	38.0%

Combined ratio	104.0%	100.5%

Combined ratio, excluding catastrophe losses	96.2%	98.9%
Current accident year combined ratio, excluding catastrophe losses	96.1%	98.9%

Personal Lines

Personal Lines operating income before taxes was $21.6 million this quarter, compared to $30.5 million in the prior-year quarter. The Personal Lines combined ratio was 98.7% in the current quarter, compared to 96.5% in the first quarter of 2013. Catastrophe losses were $18.4 million, or 5.3 points of the current quarter combined ratio, due to severe winter weather, compared to $11.7 million, or 3.2 points, in the prior-year quarter. Current quarter results also reflected net favorable prior-year reserve development of $1.0 million, or 0.3 points of the combined ratio, compared to net unfavorable reserve development of $5.6 million, or 1.5 points, in the first quarter of 2013.

Personal Lines current accident year combined ratio, excluding catastrophe losses, was 93.7%, compared to 91.8% in the prior-year quarter. The increase was almost entirely driven by higher non-catastrophe weather-related losses in both the homeowners and auto lines, partially offset by underlying improvement in the personal auto loss ratio.

Net premiums written were $319.2 million this quarter, down 6.6% compared to the prior-year quarter. The continuing execution of prior exposure and mix management initiatives was partially offset by rate increases in both auto and homeowners, as well as new business growth.

The following table summarizes premiums and the components of the combined ratio in Personal Lines:

$ in millions	Three months ended March 31
	2014	2013
Net premiums written	$319.2	$341.6
Net premiums earned	350.2	368.8
Operating income before taxes	21.6	30.5
Loss and LAE ratio	70.8%	69.3%
Expense ratio	27.9%	27.2%

Combined ratio	98.7%	96.5%

Combined ratio, excluding catastrophe losses	93.4%	93.3%
Current accident year combined ratio, excluding catastrophe losses	93.7%	91.8%

Chaucer

Chaucer’s operating income before taxes was $49.2 million this quarter, compared to $40.9 million in the prior-year quarter. Chaucer’s combined ratio was 87.8%, compared to 86.7% in the first quarter of 2013. Overall, catastrophes yielded a net benefit of $0.7 million in the current quarter, as a result of low current-quarter activity and modest adjustments to prior-year losses, compared to catastrophe losses of $2.6 million in the first quarter of 2013. Current quarter results also reflected net favorable prior-year reserve development of $19.6 million, or 6.5 points of the combined ratio, compared to $13.3 million, or 5.3 points, in the first quarter of 2013.

Chaucer’s current accident year combined ratio, excluding catastrophe losses, was 94.5%, compared to 91.0% in the prior-year quarter. The increase was primarily due to higher losses in the Marine and Aviation line in the current quarter.

Net premiums written were $313.8 million in the first quarter of 2014, up 24.8% over the prior-year quarter. Nearly half of the growth was driven by increased casualty opportunities at the January 1 renewal, following the expansion of our casualty underwriting team in late 2013. The balance was attributed to other items associated with quarterly seasonality, an increase in syndicate participation and a foreign exchange benefit.

The following table summarizes premiums and the components of the combined ratio in the Chaucer segment:

$ in millions	Three months ended March 31
	2014	2013
Net premiums written	$313.8	$251.5
Net premiums earned	300.1	248.9
Operating income before taxes	49.2	40.9
Loss and LAE ratio	52.5%	52.0%
Expense ratio	35.3%	34.7%

Combined ratio	87.8%	86.7%

Combined ratio, excluding catastrophe losses	88.0%	85.7%
Current accident year combined ratio, excluding catastrophe losses	94.5%	91.0%

Investments

Net investment income was $67.0 million for the first quarter of 2014, compared to $67.3 million in the prior-year period. The decrease is primarily due to the impact of lower new money yields, partially offset by higher operating cash flows. The average pre-tax earned yield on fixed maturities was 3.79% and 4.03% for the quarters ended March 31, 2014 and 2013, respectively.

Net realized investment gains were $4.4 million in the first quarter of 2014, compared to $8.1 million, including $0.5 million of impairment charges, in the prior-year period.

The company held $8.2 billion in cash and invested assets at March 31, 2014. Fixed maturities and cash represented 91% of the investment portfolio. Approximately 94% of the company’s fixed maturity portfolio was rated investment grade. Net unrealized investment gains on the portfolio increased $78.0 million, to $300.3 million at March 31, 2014, from $222.3 million at December 31, 2013.

Capitalization and Shareholders’ Equity

Book value per share was $61.24, up 3.0% from December 31, 2013, driven by earnings and an increase in net unrealized gains on the investment portfolio.

During the quarter, the company repurchased $6.3 million of common stock. On April 28, the company had approximately $130 million of capacity remaining under its $600 million share repurchase program.

Earnings Conference Call

The Hanover will host a conference call to discuss its first quarter results on Wednesday, April 30, at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover Web site. Interested investors and others can listen to the call and access the presentation through The Hanover’s Web site, located at www.hanover.com, in the “About Us-Investors” section. Investors may access the conference call by dialing 866-953-6856; if calling internationally, please dial 617-399-3480; conference code: 37151814. Web-cast participants should go to the Web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this Web site approximately two hours after the call.

Financial Supplement

The Hanover’s first quarter earnings news release and financial supplement are available in the “About Us-Investors” section of the company’s Web site at www.hanover.com.

The Hanover Insurance Group, Inc.

Condensed Consolidated Balance Sheet

$ in millions	March 31, 2014	December 31, 2013
Assets
Total investments	$7,744.3	$7,593.3
Cash and cash equivalents	476.3	486.2
Premiums and accounts receivable, net	1,415.8	1,324.6
Reinsurance recoverable on paid and unpaid losses and unearned premiums	2,379.3	2,335.0
Other assets	1,627.3	1,639.6

Total assets	$13,643.0	$13,378.7

Liabilities
Loss and loss adjustment expense reserves	$6,323.4	$6,231.5
Unearned premiums	2,593.7	2,515.8
Debt	903.9	903.9
Other liabilities	1,140.9	1,133.0

Total liabilities	$10,961.9	$10,784.2

Total shareholders’ equity	$2,681.1	$2,594.5

Total liabilities and shareholders’ equity	$13,643.0	$13,378.7

The Hanover Insurance Group, Inc.

Condensed Consolidated Income Statement

	Three months ended March 31
$ in millions	2014	2013
Revenues
Premiums earned	$1,163.0	$1,094.3
Net investment income	67.0	67.3
Total net realized investment gains	4.4	8.1
Fees and other income	9.5	10.6

Total revenues	1,243.9	1,180.3

Losses and expenses
Losses and loss adjustment expenses	750.5	683.4
Amortization of deferred acquisition costs	253.7	242.5
Interest expense	16.3	14.7
Other operating expenses	151.3	150.8

Total losses and expenses	1,171.8	1,091.4

Income from continuing operations before income taxes	72.1	88.9
Income tax expense	17.4	22.5

Income from continuing operations	54.7	66.4
Discontinued operations	(0.1)	(0.2)

Net income	$54.6	$66.2

The following is a reconciliation from operating income to net income(6):

	Three months ended March 31
In millions, except per share amounts	2014		2013
	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted
Operating income before taxes
Commercial Lines	$16.1		$33.0
Personal Lines	21.6		30.5
Chaucer	49.2		40.9
Other	(1.9)		(2.2)

Total	85.0		102.2
Interest expense	(16.3)		(14.7)

Operating income before income taxes	68.7	$1.53	87.5	$1.93
Income tax benefit on operating income	(21.7)	(0.48)	(27.6)	(0.61)

Operating income after taxes	47.0	1.05	59.9	1.32
Net realized investment gains	4.4	0.10	8.1	0.18
Non-operating items	3.3	0.07	(1.6)	(0.03)

Income from continuing operations, net of taxes	54.7	1.22	66.4	1.47
Discontinued operations, net of taxes	(0.1)	—	(0.2)	(0.01)

Net income	$54.6	$1.22	$66.2	$1.46

Weighted average shares outstanding		44.8		45.3

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above-referenced conference call may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to” and similar expressions is intended to identify forward-looking statements. Statements that we are “on track to deliver improved underlying profitability in 2014” and “our ability to achieve sustained earnings accretion” are all forward-looking statements. The company cautions investors that any such forward-looking statements are estimates or projections that involve significant judgment and that neither historical results and trends nor forward-looking statements are guarantees or necessarily indicative of future performance. Actual results could differ materially.

In particular, statements in this press release or in such conference call regarding underlying improvement in trends driven by rate and other underwriting actions, future margin expansion, the efficacy of business portfolio and exposure management changes, pricing and retention trends, the impact of frequency and severity trends on reserving actions, pricing and underwriting actions, the ability to continue to improve our financial performance and capitalize on growth opportunities, the ability to deliver on strategic and financial goals and improve shareholder returns, and statements in the above-referenced conference call regarding expectations for operating income per share, combined ratio, net premiums written guidance for 2014, including with respect to expectations for future reserve development, net written premium growth and quality of our business, new business growth, underwriting strength, expectations for investment income in 2015, retention, the ability to achieve rate increases and maintain or improve ex-catastrophe accident year loss and expense ratios, future rate and pricing levels (including whether they will exceed loss costs), the potential impact of capital actions and business investments, financial strength, the impact of product, account-based and geographic mix changes on future profitability, margin improvement, targeted returns and their impact on overall volatility, expectations for our legacy surety business, positive trends in specialty lines, the impact of seasonality, the impact of various agency and exposure management actions on net premiums written, expectations for premium levels, and future growth (including expected return to growth in Personal Lines), catastrophes losses and exposure in certain geographic areas, effective tax rates, weighted shares outstanding, returns on equity, the ability to improve investment yields, the impact of foreign currency fluctuations, and statements regarding expected financial results, combined ratio, premium growth and profitability of Chaucer Holdings plc (“Chaucer”), are all forward-looking statements.

Investors should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates, particularly with respect to current accident year results and loss reserve development or with respect to lines of business which are more volatile, or with respect to which historical losses are less predictive of future losses, or “longer tail” products, or, with respect to Chaucer, reported premium; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current financial and economic environment on rates, investment income, foreign exchange rates, which affect Chaucer’s business and reported results, the investment portfolio and capital, product demand, losses and competitor actions; (iv) the uncertainties of future rating agency requirements, which could affect the company as well as the company’s investment portfolio; (v) inherent volatility with respect to certain businesses, as a result of man-made or natural catastrophes or otherwise; (vi) the impact of the evolving regulatory and legal environment (including the pending expiration of the federal terrorism reinsurance program); and (vii) the inherent uncertainties of predicting future loss and pricing trends.

Investors are directed to consider the risks and uncertainties in the company’s business that may affect future performance and that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission (“SEC”) and which are also available at www.hanover.com under “About Us - Investors.” These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather; the uncertainty in estimating weather-related losses, and property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of new lines of business or reinsurance contracts); litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope; the ability to increase or maintain certain property and casualty insurance rates; the impact of new product introductions and expansion in new geographic areas; the impact of future acquisitions; adverse loss and loss adjustment expense development from prior years and adverse trends in mortality and morbidity and medical costs; changes in frequency and loss trends; the ability to increase renewal rates and new property and casualty policy counts; investment impairments (which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value) and currency, credit and interest rate risk; the impact of competition and consolidation in the industry and among agents and brokers; the economic environment; adverse state, federal and, with respect to Chaucer, international legislation or regulation or regulatory actions affecting Chaucer or the Society and Corporation of Lloyd’s; financial ratings actions; uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses; and uncertainties in general economic conditions (including inflation, particularly in various sectors such as healthcare) and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments or the inability to collect from reinsurers and the performance of the discontinued and run-off voluntary pools.

Non-GAAP financial measures

As discussed on page 44 of the 2013 Annual Report, The Hanover uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and taxes, operating income per share, and measures of operating income and loss ratios excluding catastrophe losses and reserve development. Operating income and operating income per share are non-GAAP measures. They are defined as net income excluding the after-tax impact of net realized investment gains (losses) (including gains and losses on certain derivative instruments), gains and losses from the repayment of the company’s debt, other non-operating items, and results from discontinued operations, and, in the case of “operating income per share,” divided by the average number of diluted shares of common stock. The definition of other financial measures and terms can be found in the 2013 Annual Report on pages 81-83.

Net realized investment gains and losses (including gains or losses on certain derivative instruments) are excluded for purposes of presenting operating income since they are largely determined by interest rates, financial markets and the timing of sales. Operating income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items. Operating income is the sum of the segment income from: Commercial Lines, Personal Lines, Chaucer and Other, after interest expense and taxes. Operating income may also be presented as “operating income before taxes”, which is operating income before interest expense and taxes. The Hanover believes that measures of operating income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight the portion of net income (losses) attributable to the core operations of the business.

The Hanover also provides measures of operating income and loss and combined ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural or manmade events, including risks such as fire, hurricane, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss and combined ratios.

Reserve development, which can be favorable or unfavorable, represents changes in the company’s estimate of the costs to resolve claims from prior years. The company believes that a discussion of loss and combined ratios excluding reserve development is helpful to investors since it provides insight into both its estimate of current year accident results and the accuracy of prior-year estimates. Calendar year loss ratios determined in accordance with GAAP, excluding reserve development, are sometimes referred to as “accident-year loss ratios”.

Income from continuing operations is the most directly comparable GAAP measure for operating income (and operating income before taxes) and measures of operating income that exclude the effects of catastrophe losses or reserve development. Operating income and measures of operating income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for income from continuing operations or net income determined in accordance with GAAP. A reconciliation of operating income to income from continuing operations and net income for the three months ended March 31, 2014 and 2013 is set forth in the table on page 8 of this document and in the financial supplement.

Loss and combined ratios calculated in accordance with GAAP are the most directly comparable GAAP measures for loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development. The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development should not be construed as a substitute for loss or combined ratios determined in accordance with GAAP.

Book value per share, excluding net unrealized gains and losses, is also a non-GAAP measure. It is calculated as total shareholders’ equity excluding the after-tax effect of unrealized investment gains and losses, divided by the number of common shares outstanding.

About The Hanover

The Hanover Insurance Group, Inc., based in Worcester, Mass., is one of the top 25 property and casualty insurers in the United States. For more than 160 years, The Hanover has provided a wide range of property and casualty products and services to businesses, individuals, and families. The Hanover distributes its products through a select group of agents and brokers. Through its international member company, Chaucer, The Hanover also underwrites business at Lloyd’s of London in several major insurance and reinsurance classes, including marine, property and energy. For more information, please visit hanover.com.

Contact Information

Investors:	Media:

Oksana Lukasheva	Michael F. Buckley

E-mail: olukasheva@hanover.com	E-mail: mibuckley@hanover.com

1-508-855-2063	1-508-855-3099

Definition of Reported Segments

Continuing operations include four operating segments: Commercial Lines, Personal Lines, Chaucer, and Other. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as specialty program business, inland marine, management and professional liability and surety. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Chaucer reporting segment represents THG’s international business written through Lloyd’s of London in several major insurance and reinsurance classes, including property, marine and aviation, energy, U.K. motor and casualty. The Other segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of run-off voluntary pools business, in which we have not actively participated since 1995.

Footnotes

(1)	Operating income (loss) and operating income (loss) per diluted share are non-GAAP measures. Operating income before taxes, as referenced in the results of our three business segments, is defined as, with respect to such segment, operating income before taxes and interest expense. These measures are used throughout this document. The reconciliation of operating income to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, is provided on page 8 of this press release. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”
(2)	Combined ratio, excluding catastrophes, is a non-GAAP measure. This measure and measures excluding prior-year reserve development (“accident-year” ratios) are used throughout this document. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the closest GAAP measure. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”
(3)	Operating income, before taxes, excluding catastrophes, is a non-GAAP measure. It is defined as operating income, before taxes and interest expense, excluding the impact of catastrophe losses. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”
(4)	This is a non-GAAP measure, which is equal to the combined ratio, excluding prior-year favorable reserve development and catastrophe losses. This measure also is used later in this document. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”
(5)	Here, and later in this document, the expense ratio is reduced by installment fee revenues for purposes of the ratio calculation.
(6)	The separate financial information of each operating segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned operating segments without consideration of interest expense on debt and on a pre-tax basis. Operating income (loss) is determined by adjusting net income for net realized investment gains and losses, including certain gains or losses on derivative instruments. These gains and losses are excluded because they are determined by interest rates, financial markets and the timing of sales. Also, operating income excludes net gains and losses on disposals of businesses, discontinued operations, gains and losses from the repayment of debt, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items.

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